Press Release

Media Contact:	Investor Contact:
Karin Clark Luna Innovations Incorporated Email: kclark@lunainnovations.com Phone: 1.540.769.8400	Sally Beerbower Qorvis Communications Email: ir@lunainnovations.com Phone: 1.703.744.7800

Luna Innovations Reports First Quarter 2007 Financial Results

Company Achieves 57% Revenue Growth for the First Quarter 2007;

Product and License Revenue Growth of 200% Year-Over-Year;

Company Reiterates Guidance for Fiscal Year 2007

ROANOKE, VA, May 10, 2007 — Luna Innovations Incorporated (NASDAQ: LUNA) today announced its financial results for its first quarter ended March 31, 2007.

As compared to the same quarter last year, revenues grew by 57%, from $4.5 million to $7.1 million, gross profit increased from $1.3 million to $2.4 million, and the loss per share declined from $0.34 to $0.27.

Kent Murphy, Chairman and Chief Executive Officer, provided this overview: “We view our first quarter 2007 results as further validation of our business model. Growth in technology development has led to greater revenue and a growing intellectual property portfolio, which is the basis for our commercialization efforts. As a result, higher margin product and license revenues are becoming a larger percentage of our total revenues, increasing from 13% of total revenues in the first quarter of 2006 to 25% in this year’s first quarter. In fact, product sales increased year-over-year by 200%, from $595,000 to $1.8 million, and gross profit, as a percentage of revenue, increased from 30% in the first quarter of 2006 to 34% in our most recent quarter.” Murphy said that the results are in line with the company’s expectations for the year – total revenues of $30.0 million to $32.0 million, which would represent growth of between 28% and 36% over 2006 revenues of $23.5 million. The company expects a net loss of $9.0 to $9.5 million for the full year ending December 31, 2007.

“In the first quarter, revenues exceeded expectations and net loss came in well below expectations. Our cash usage was on target with our planned investments in high-growth, higher-margin product development and reflected both the anticipated seasonality in our business and the majority of our capital spending for the year,” Murphy added.

Murphy commented, “We also recently achieved a major milestone in medical devices with the completion of the Food and Drug Administration (FDA) 510(k) submission for the EDAC™ (Emboli Detection and Classification) QUANTIFIER, a blood circuit monitor that uses advanced ultrasound technology to noninvasively count and measure gaseous emboli in the extracorporeal circuit in real-time. Emboli have been linked to decreased cognitive function following certain surgical procedures. FDA approval would enable us to market and sell the EDAC QUANTIFIER for clinical use in the United States.

First Quarter Financial Highlights

— Total revenues for the first quarter of 2007 increased 57% compared to the first quarter of 2006.

— Product revenues represented over 25% of total revenues in the first quarter of 2007, compared to 13% in the first quarter of 2006. Product revenues grew 200% to approximately $1.8 million in the first quarter of 2007, compared to $595,000 in the first quarter of 2006.

— Gross profit for the first quarter of 2007 increased to $2.4 million, or 34% of revenues, from $1.3 million, or 30% of revenues, for the corresponding period of 2006.

— The company reported a loss per share for the first quarter of 2007 of $0.27 per share, on a diluted basis, compared to a loss per share of $0.34 for the first quarter of 2006.

— Cash and cash equivalents totaled $13.9 million at March 31, 2007, compared to $17.9 million at December 31, 2006.

Business Highlights

Technology Development

— Booked more than $5.3 million in new technology development contracts in the first quarter 2007, representing an increase of more than 13% in new technology development contract bookings over the first quarter of 2006.

— Awarded a total of $1.6 million in ballistic missile defense contracts associated with the U.S. Missile Defense Agency. Under the multi-year programs, Luna will develop low-cost, common sensor electronics for use in the next-generation exoatmospheric kill vehicles (EKV).

Healthcare Products

— Submitted 510(k) application for clearance to the FDA for the EDAC QUANTIFIER, a medical device that counts and measures gaseous emboli in the blood circuit during procedures such as heart-lung bypass surgery.

Instrumentation, Test & Measurement Products

— Introduced an improved Optical Backscatter Reflectometer (OBR™) in a smaller, more mobile platform offering increased resolution, speed and flexibility. Potential applications include optical component manufacturing, installation and maintenance testing for aerospace, mobile platforms and secure networks. Luna’s OBR family of products offer an ultra-high resolution optical time domain reflectometer (OTDR) solution with unique diagnostic capabilities in locating and troubleshooting problem areas in modern fiber optic components and assemblies. Luna’s OBR 4400 can be configured with an integrated distributed sensing capability that transforms standard telecom-grade fiber into a distributed strain and temperature sensor.

Luna’s family of Distributed Sensing System™ (DSS™) products can be used to monitor real-time structural health, highlight hot spots or potential failures, or optimize process control. Potential applications include aviation, power generation, industrial process control and structural engineering.

Outlook for Fiscal Year 2007

The company reiterates its guidance for continued strong growth in both its product and technology development divisions for the remainder of 2007. For fiscal year 2007, the company expects total revenue to be in the range of $30.0 million to $32.0 million, consisting of product and license revenue of $7.0 to $8.0 million and technology development revenue of $23.0 to $24.0 million. For the full year 2007, the company anticipates a net loss in the range of $9.0 to $9.5 million. For the second quarter of 2007, the company expects revenue of approximately $7.4 million and a net loss of approximately $2.6 million. The company plans to discuss its second quarter and fiscal year 2007 guidance on its investor conference call to be held later today.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 10:00 a.m. (EDT) today to discuss the company’s first quarter financial results. The company will also discuss expectations for 2007. The call can be accessed by dialing 1.866.362.5158 domestically or 1.617.597.5397 internationally prior to the start of the call. The access code is 21562532. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations website, http://www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call.

About Luna Innovations

Luna Innovations Incorporated develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Our products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Additional information can be found at www.lunainnovations.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding (i) revenue and net loss guidance for the second quarter and full year 2007, (ii) the anticipated seasonality of the company’s business and capital spending; (iii) FDA approval would enable the company to market and sell its EDAC product for clinical use in the U.S., (iv) the company’s family of DSS products have potential applications in aviation, power generation, industrial process control and structural engineering, and (v) anticipated continued strong growth in the both the product and technology development divisions in 2007. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Similarly, statements that describe the company’s business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. Luna Innovations wishes to take advantage of the “safe harbor” provided by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: the company’s ability to manage its growth effectively; the company’s ability to transition its revenue mix from technology development revenues to product and licensing revenues; the company’s ability to successfully identify market needs for new products; the company’s continued reliance on contract research, including government grants and contracts available only to small businesses, for a significant portion of its revenue; the risk that the company may become ineligible for small business government grants and contracts in the future; the effect of competition in its markets and changes in customer demand; the risk that company’s proprietary rights may be insufficient to protect its technologies, including potential claims by third parties that the company infringes their intellectual property rights; the potential impact of federal audits and investigations; delay in obtaining clearance by the U.S. Food and Drug Administration or other regulatory requirements, and failure to comply fully with such regulations; the company’s ability to secure third-party reimbursement for its healthcare products; continued difficulty in, or increased costs related to, hiring, training and retaining skilled employees; unanticipated manufacturing or supply problems; a slowdown in the overall economy; and uncertainty in the global political environment. Additional factors that may affect the future results of the company are set forth in its Registration Statement on Form S-1, its quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at Luna Innovations’ website at http://www.lunainnovations.com. These risk factors are updated from time to time through the filing of periodic reports and registration statements with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

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Luna Innovations Incorporated

Consolidated Statements of Operations

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Revenues:
Technology development revenues	$5,286,597	$3,920,939
Product and license revenues	1,783,576	595,298

Total revenues	7,070,173	4,516,237
Cost of revenues:
Technology development costs	3,849,615	2,907,835
Product and license costs	800,421	266,051

Total cost of revenues	4,650,036	3,173,886

Gross Profit	2,420,137	1,342,351
Operating expense	5,215,019	3,442,008

Operating loss	(2,794,882)	(2,099,657)

Other income
Other income	519	6,287
Interest income, net	112,268	3,960

Total other income	112,787	10,247

Loss before income taxes	(2,682,095)	(2,089,410)
Income tax expense (benefit)	—	—

Net loss	$(2,682,095)	$(2,089,410)

Net loss per share:
Basic	$(0.27)	$(0.34)

Diluted	$(0.27)	$(0.34)

Weighted average shares:
Basic	9,969,373	6,069,780

Diluted	9,969,373	6,069,780

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Luna Innovations Incorporated

Consolidated Balance Sheets

	March 31, 2007	December 31, 2006
Assets	(unaudited)
Current assets
Cash and cash equivalents	$13,889,186	$17,866,753
Accounts receivable, net	7,940,333	7,233,406
Refundable income taxes	396,062	396,062
Inventory	1,080,027	843,294
Other current assets	331,938	503,703

Total current assets	23,637,546	26,843,218
Property and equipment, net	6,172,893	5,730,094
Intangible assets, net	2,056,716	2,031,489
Deferred tax asset	600,000	600,000
Other assets	13,389	12,413

Total assets	$32,480,544	$35,217,214

Liabilities and stockholders' equity
Current liabilities
Current portion of capital lease obligation	$76,058	$85,378
Current portion of long-term debt obligation	—	214,955
Accounts payable	2,107,202	2,757,381
Accrued liabilities	3,854,412	3,627,277
Deferred credits	861,911	874,676

Total current liabilities	6,899,583	7,559,667
Long-term capital lease obligation	14,677	27,873
Long-term debt obligation	5,000,000	5,000,000
Deferred credits and other long term liabilities	604,418	554,418

Total liabilities	12,518,678	13,141,958

Stockholders' equity:
Preferred stock, par value $0.001, 5,000,000 shares authorized at March 31, 2007, no shares issued and outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 10,022,254 and 9,911,546 shares issued and outstanding	10,022	9,912
Additional paid-in capital	32,154,357	31,585,762
Accumulated deficit	(12,202,513)	(9,520,418)

Total stockholders' equity	19,961,866	22,075,256

Total liabilities and stockholders' equity	$32,480,544	$35,217,214

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Luna Innovations Incorporated

Consolidated Statements of Cash Flows

	Three months ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Cash flows used in operating activities
Net loss	$(2,682,095)	$(2,089,410)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	428,796	250,374
Share-based compensation	522,389	408,687
Change in assets and liabilities:
Accounts receivable	(706,927)	1,247,919
Inventory	(236,733)
Other assets	171,764	(138,015)
Accounts payable and accrued expenses	(524,022)	(1,434,214)
Deferred revenues	37,235	(393,434)

Net cash used in operating activities	(2,989,593)	(2,148,093)

Cash flows used in investing activities
Acquisition of property and equipment	(765,768)	(211,668)
Intangible property costs	(31,050)	(76,297)

Net cash used in investing activities	(796,818)	(287,965)

Cash flows from financing activities
Payments on debt obligations	(214,955)	—
Payments on capital lease obligations	(22,516)	(25,238)
Proceeds from the exercise of options and warrants	46,315	45,516

Net cash from financing activities	(191,156)	20,278

Net change in cash	(3,977,567)	(2,415,780)
Cash – beginning of period	17,866,753	12,514,839

Cash – end of period	$13,889,186	$10,099,059

Supplemental disclosure of cash flow information
Cash paid for interest	$80,269	$13,403
Cash paid for income taxes	$—	$—
Property and equipment financed by capital leases	$—	$—

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